Exhibit 99.1

AMC ENTERTAINMENT INC.

COMMENCES 8% SENIOR SUBORDINATED NOTES EXCHANGE OFFER

KANSAS CITY, Missouri (October 15, 2004) --- AMC Entertainment Inc. (the "Company") (AMEX:AEN) announced today that it has commenced an offer to exchange an aggregate principal amount of up to $300,000,000 of its 8% Senior Subordinated Notes due 2014, which were sold in February 2004 pursuant to Rule 144A and Regulation S of the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its newly issued 8% Senior Subordinated Notes due 2014. The new notes have substantially identical terms as the original notes, except that the new notes have been registered under the Securities Act and will be freely tradable.

The Company will accept for exchange any and all of the original notes validly tendered and not withdrawn prior to 5:00 p.m. New York City time on November 15, 2004 (the "Expiration Date"), unless extended. Tenders of the original notes may be withdrawn at any time prior to 5:00 p.m. New York City time on the Expiration Date.

The terms of the exchange offer and other information relating to the Company are set forth in the prospectus dated October 15, 2004. Copies of the prospectus may be obtained from HSBC Bank USA, National Association, which is serving as the exchange agent in connection with this exchange offer. HSBC Bank USA, National Association 's address, telephone number and facsimile number are as follows:

HSBC Bank USA, National Association

One Hanson Place, Lower Level

Brooklyn, New York 11243

Attention: Paulette Shaw

By Facsimile Transmission: (718) 488-4488

Confirm by Telephone: (718) 488-4475

This press release shall not constitute an offer to exchange nor a solicitation of an offer to exchange the original notes. The exchange offer is made only by the prospectus dated October 15, 2004.

This press release contains forward-looking statements within the meaning of the federal securities laws relating to the exchange offer. These statements are based upon management's current expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company's control and the risk factors and other cautionary statements discussed in the Company's filings with the U.S. Securities and Exchange Commission.

Richard J. King
Senior Vice President, Corporate Communications
AMC Entertainment Inc.
(816) 221-4000